Exhibit 99.1

    Jack in the Box Inc. Announces 2-For-1 Stock Split, Subject to
     Stockholder Approval of Increase in Authorized Common Stock

    SAN DIEGO--(BUSINESS WIRE)--Aug. 7, 2007--Jack in the Box Inc. (NYSE: JBX) today announced that its board of directors has approved a 2-for-1 split of the company's common stock, to be effected in the form of a special 100 percent stock dividend. The split is subject to stockholder approval of a charter amendment to increase the company's authorized common stock. The proposed increase in authorized common stock would provide sufficient authorized and unissued shares of common stock to ensure consummation of the split and satisfy the company's obligations under its benefit plans and to accommodate other corporate purposes.

    Jack in the Box Inc. also today announced that it will hold a special meeting of stockholders, tentatively scheduled for Sept. 21, 2007, to vote on such increase in the number of authorized shares of common stock. The record date for the special meeting will be Aug. 14, 2007.

    "The company's strong performance over the past few years has contributed to a significant increase in the price of Jack in the Box(R) common stock and delivered great returns to our stockholders," said Linda A. Lang, chairman and chief executive officer. "We remain optimistic in the company's continued growth potential and view the stock split as an opportunity to price the stock in a more attractive range for investors. And by increasing the number of shares available to trade, we believe the stock split can also increase the liquidity of the company's common stock."

    Subject to receiving stockholder approval for an increase in authorized common stock, the record date for the stock split will be Oct. 2, 2007, with the distribution date expected to be on or about Oct. 15, 2007. If stockholders approve the increase in the number of authorized shares, stockholders of record on the record date will receive on the distribution date one additional share of the company's common stock for each share owned. As proposed, the stock split would increase the number of outstanding shares of common stock from approximately 31.4 million to approximately 63 million shares.

    About Jack in the Box Inc.

    Jack in the Box Inc., based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 350 restaurants in 39 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed and statements made in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believe," "expects," "will," and other words of similar meaning.

    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: rising costs for food, wages, employee benefits, construction, fuel and utilities, which may not be offset by price increases or operational efficiencies; delays in the opening of new or remodeled restaurants; the uncertainty whether localized results for products or facility enhancements are predictive of successful results on a larger scale; loss of sales due to restaurant closures related to weather or other adverse conditions in the regions in which restaurants are located; changes in laws, regulations and accounting rules and interpretations; the costs of legal claims by employees, franchisees, customers, stockholders and others; and adverse economic and other local, national and international conditions or events which affect consumer confidence and spending. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of August 6, 2007. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.


    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com www.jackinthebox.com